

                           AMRESCO, INC.

          EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

                                              Three Months Ended              Six Months Ended
                                                   June 30,                     June 30,
                                               1998          1997            1998          1997
Basic:
 Net income                                  $19,660,000  $12,486,000    $33,709,000  $21,047,000

 Weighted average common shares outstanding   42,840,145   36,023,853     40,983,662   34,966,629
 Contingently issuable shares                                   7,277        109,448       25,470
 Restricted shares                              (383,005)    (322,544)      (350,919)    (271,917)
   Total                                      42,457,140   35,708,586     40,742,191   34,720,182

   Earnings per share                              $0.46        $0.35          $0.83        $0.61

Diluted:
 Net income                                  $19,660,000  $12,486,000    $33,709,000  $21,047,000

 Weighted average common shares outstanding   42,840,145   36,023,853     40,983,662   34,966,629
 Contingently issuable shares                                   7,277        109,448       25,470
   Net effect of dilutive stock
options based on the Treasury
stock method using the average market price    1,162,838      622,210      1,131,164      740,755
   Total                                      44,002,983   36,653,340     42,224,274   35,732,854

   Earnings per share                              $0.45        $0.34          $0.80        $0.59